UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2025

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31543	92-3550089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement

On July 11, 2025, Flux Power Holdings, Inc., a Nevada corporation (the “Company”), entered into a settlement term sheet (the “Term Sheet”) to fully resolve the previously disclosed class action litigation captioned Kassam v. Flux Power Holdings, Inc. et al. (Case No. 3:25-cv-00113-JO-DDL), against the Company, its former chief executive officer, Ronald F. Dutt, and its former chief financial officer, Charles A. Scheiwe (collectively, the “Defendants”). For additional information about the case, please see the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2025. In settling the class action, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement that the parties will enter into constitutes or will constitute an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs.

The Term Sheet provides for, among other things, the final dismissal of the litigation and a release of claims against the Defendants in exchange for the Company establishing a $1.75 million escrowed settlement fund to cover payments to the settlement class, attorneys’ fees and settlement administration expenses. In addition, the Company will pay for the costs of providing its transfer records and the Class Action Fairness Act settlement notice to all settlement class members.

The settlement class will consist of all persons or entities who purchased publicly traded common stock of the Company between November 15, 2021 and February 14, 2025, but will exclude (i) persons who suffered no compensable losses; and (ii) the Defendants; present and former officers, directors, or control persons of the Company at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors, or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of the Company; and any entity in which any of the persons excluded hereunder has or had a controlling or majority ownership interest in the Company at any time. The plaintiff will move for certification of the settlement class, and, for settlement purposes only, Defendants will not object to certification of the action as a class action.

Final settlement is subject to, among other things, a definitive settlement agreement not inconsistent with the terms in the Term Sheet and court approval of such agreement. If the settlement does not obtain approval, the parties agree that the settlement class will be decertified without prejudice, and that all the parties will revert to their pre-settlement positions. The parties agreed to document the settlement within a reasonable time, which will not exceed 45 days of the execution of the Term Sheet, unless the parties mutually agree otherwise.

We expect the Company’s liability insurers to directly fund approximately $1.15 million of the settlement fund. The Company estimates that it will contribute approximately $600,000 to the settlement fund as its remaining retention/deductible related to its insurance policy.

The foregoing does not purport to be a complete description of the Term Sheet, and the description of the Term Sheet is qualified in its entirety by reference to the Term Sheet, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 related to the Term Sheet is hereby incorporated by reference into this Item 2.03.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company uses words such as “anticipate,” “believe,” “expect,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks and uncertainties that are difficult to predict. Actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include among other things, risks and uncertainties related to the Term Sheet, the settlement, timing and court approval of the Term Sheet and settlement agreement, and payment of the settlement amount by Company’s insurance carrier and the Company. In addition, please refer to the risk factors contained in Company’s SEC filings available at www.sec.gov, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

Exhibit	Exhibit Description

99.1	Form of Settlement Term Sheet
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.
a Nevada corporation

By:	/s/Krishna Vanka
Krishna Vanka
Chief Executive Officer

Dated: July 16, 2025